UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 14, 2006
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio		44092-2298

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
A. On April 25, 2005, the shareholders of The Lubrizol Corporation (“Lubrizol”) approved the adoption of The Lubrizol Corporation 2005 Stock Incentive Plan (“Plan”). The Plan allows the grants of incentive and nonstatutory stock options, as well as stock appreciation rights and restricted and nonrestricted stock or stock unit awards. Any employee of The Lubrizol Corporation or its subsidiaries may be selected to participate in the plan. In addition, on the day of each Annual Meeting of Shareholders, outside directors are granted $60,000 worth of restricted stock units. The restriction period is one year at which time shares equal to the number of stock units will be issued. The maximum number of shares that may be granted under this plan is 4,000,000 shares, of which no more than 2,000,000 shares may be settled as full-value awards. This plan was approved by shareholders on April 25, 2005.

The Plan was filed as Exhibit 10.1 to The Lubrizol Corporation Form 8-K dated April 25, 2005.

On November 14, 2006, the Board of Directors of The Lubrizol Corporation amended the Plan. Prior to the amendment, the exercise price of a stock option was not less than the average of the high and low prices of Lubrizol common shares on the date of the grant of the stock option. For grants of stock options after the amendment, the exercise price of a stock option will be not less than the closing price of Lubrizol common shares on the date of the grant of the stock option.

The Plan as amended is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits. The following exhibit is furnished herewith:
10.1	The Lubrizol Corporation 2005 Stock Incentive Plan, as amended.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: November 16, 2006
	By:	/s/ Leslie M. Reynolds

Name: Leslie M. Reynolds
Title: Corporate Secretary and Counsel